Exhibit 99.1

ComVest Capital, LLC Purchases Majority Stake in ClearPoint Business Resources, Inc.

CHALFONT, Pa., February 16, 2010 /PRNewswire-FirstCall/ -- E-procurement management company ClearPoint Business Resources, Inc. (CPBR.OB: OTC Bulletin Board) announced today that ComVest Capital, LLC purchased a 51% interest in the Company on a fully diluted basis through the exercise of a warrant.  The Company, which owns and operates its iLabor e-procurement platform, provides temporary staffing companies with technology-enabled access to the most competitive marketplace for buying and selling temporary labor.  ComVest serves as the Company’s senior lender under a secured revolving credit facility.

“As the adoption of iLabor continues to increase, we are excited to have ComVest as a majority stakeholder”, stated Michael Traina, ClearPoint Chairman and CEO.  Traina continued, “It is a true testament to our company and our business model that a billion dollar financial institution like ComVest is willing to invest in the Company and is interested in funding our growth.”

In connection with this transaction, directors Brendan Calder, Dennis Cook, Parker Drew, Harry Glasspiegel, Vahan Kololian and Michael Perrucci resigned from the Company’s board of directors.  Gary E. Jaggard, Chief Executive Officer of ComVest Capital Advisors, LLC, an affiliate of ComVest Group Holdings, LLC and the Managing Director of ComVest Capital, LLC, was appointed by the Company’s Board of Directors to serve on the Board.  The Board also agreed to appoint Robert O’Sullivan, Vice Chairman of ComVest Group Holdings, LLC, as a member of the Board of Directors upon the Company’s compliance with applicable SEC rules.  Michael Traina will remain on the board.

“We consistently review each of our portfolio investments and we have been impressed by iLabor’s adoption among the nation’s largest staffing companies;” stated Mr. Jaggard, “ClearPoint’s value proposition of immediate revenue increase clearly rings true with their staffing company clients and we look forward to continuing to support the Company and taking a more active role in its growth.”

The Company issued the warrant to ComVest in connection with ComVest’s extension of the secured revolving credit facility to the Company on August 14, 2009.  Under the terms of the Amended and Restated Revolving Credit Agreement with the Company, ComVest received the right, in connection with certain events of default, to exercise its warrant for 51% of the fully-diluted common stock of the Company.  On February 9, 2010, the Company received a notice of certain defaults from ComVest under the Amended and Restated Revolving Credit Agreement, including the Company’s failure to pay ComVest approximately $168,000, in the aggregate, of accrued interest and a loan modification fee.  The Company is obligated to issue to ComVest 18,670,825 shares of common stock and received approximately $18,671 from ComVest as the exercise price of the warrant.  As a result of this transaction, ComVest now owns 51% of the Company’s fully diluted common stock and approximately 56.7% of the outstanding common stock of the Company.  In addition to its majority stockholder position, ComVest remains the Company’s senior secured lender and has waived existing defaults under the revolving credit facility.

About ClearPoint

ClearPoint Business Resources, Inc. offers services focused on assisting the temporary staffing industry.  ClearPoint, through its web-enabled technology offering, provides a unique service for the temporary staffing and services community.  Through ClearPoint’s iLabor network,which can be easily accessed through its web portal, ClearPoint works with the nation’s largest staffing companies helping them maximize revenue by filling more orders and not having to turn away open jobs.  ClearPoint helps staffing companies capably respond to more VMS orders and RFPs where they are limited in their footprint.

About ComVest Group Holdings, LLC

The ComVest Group is a leading private investment firm focused on providing debt and equity solutions to middle-market companies with enterprise values of less than $350 million.  Since 1988, ComVest has invested more than $2 billion of capital in over 200 public and private companies worldwide.  Through its extensive financial resources and broad network of industry experts, ComVest offers its portfolio companies financial sponsorship, critical strategic support, and business development assistance.